Exhibit 8.1

August 4, 2014

Iron Mountain Incorporated

One Federal Street

Boston, MA 02110

Ladies and Gentlemen:

The following opinion is furnished to Iron Mountain Incorporated, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed within one week of the date hereof (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended.

We have acted as counsel for the Company in connection with the preparation of the Form 8-K.  We have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the Company’s Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) the Company’s Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 2014 and June 30, 2014 (the “Forms 10-Q”); (iv) the REIT Status Protection Rights Agreement dated December 9, 2013 (inclusive of the limited waiver granted thereunder on February 28, 2014); and (v) the section of Item 8.01 of the Form 8-K captioned “Material Federal Income Tax Considerations”. For purposes of the opinion set forth below, we have assumed that any documents (other than documents which have been executed, delivered, adopted or filed, as applicable, by the Company prior to the date hereof) that have been provided to us in draft form will be executed, delivered, adopted and filed, as applicable, without material modification.

Iron Mountain Incorporated

August 4, 2014

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”).  No assurance can be given that Tax Laws will not change.  In preparing the discussions with respect to Tax Laws matters in the section of Item 8.01 of the Form 8-K captioned “Material Federal Income Tax Considerations” we have made certain assumptions therein and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of: (i) the information set forth in the Form 8-K, in the Forms 10-Q and in the exhibits thereto; and (ii) representations made to us by officers of the Company or contained in the Form 8-K, in the Forms 10-Q and in the exhibits thereto, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Form 8-K, or any exhibits thereto or any documents incorporated therein by reference, have been consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing: (A) we are of the opinion that the discussions with respect to Tax Laws matters in the section of Item 8.01 of the Form 8-K captioned “Material Federal Income Tax Considerations” in all material respects are, subject to the limitations set forth therein, the material Tax Laws consequences relevant to owners of the securities of the Company discussed therein (the “Securities”); and (B) we hereby confirm that the opinions of counsel referred to in said section represent our opinions on the subject matter thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws.

This opinion is rendered to you in connection with the filing of the Form 8-K.  This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and owners of the Securities currently entitled to rely on it pursuant to applicable provisions of federal securities law.  Purchasers and owners of the Securities are urged to consult their own tax advisors or counsel, particularly with respect to their particular tax consequences of acquiring, owning and disposing of the Securities, which may vary for investors in different tax situations.  We hereby consent to the filing of a copy of this opinion as an exhibit to the

Iron Mountain Incorporated

August 4, 2014

Form 8-K, which is incorporated by reference in the Company’s Registration Statements on Form S-3 (Registration Nos. 333-91577 and 333-189709) and on Form S-8 (Registration Nos. 333-89008, 333-118322, 333-120395, 333-155304, 333-95901, 333-43787, 333-192019, 333-130270 and 333-165261), and to the references to our firm in the Form 8-K and such Registration Statements.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP